CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Chou America Mutual Funds and to the use of our report dated February 26, 2015 on the financial statements and financial highlights of Chou Opportunity Fund and Chou Income Fund, each a series of shares of beneficial interest of Chou America Mutual Funds. Such financial statements and financial highlights appear in the December 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 27, 2015